Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Olin Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-101027 and No. 333-101029 on Form S-3, No 333-138238 on Form S-4, and Nos. 33-28593, 33-00159, 33-52681, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693, 333-31098, 333-31096, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193, 333-88990, 333-110135, 333-110136, 333-124483, 333-127112, and 333-133731 on Form S-8 of Olin Corporation of our reports dated February 27, 2007 with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006; management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006; and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Olin Corporation.

Our reports with respect to the consolidated financial statements refers to Olin Corporation’s adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” in 2006, the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” in 2006, and the provisions of Financial Accounting Standards Board’s Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” in 2005.

/s/ KPMG LLP

St. Louis, MO

February 27, 2007